Issuer Free Writing Prospectus, dated March 2, 2009

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-137183

Anadarko Petroleum Corporation

Pricing Term Sheet

Issuer:	Anadarko Petroleum Corporation

Distribution:	SEC Registered

Security Description:	7.625% Senior Notes due March 15, 2014 (the “2014 Notes”)
8.700% Senior Notes due March 15, 2019 (the “2019 Notes”)

Aggregate Principal Amount:	2014 Notes: $500,000,000
2019 Notes: $600,000,000

Gross Proceeds:	2014 Notes: $498,500,000
2019 Notes: $598,110,000

Net Proceeds (Before Expenses):	2014 Notes: $495,500,000
2019 Notes: $594,210,000

Aggregate Net Proceeds	$1,089,710,000

Coupon:	2014 Notes: 7.625%
2019 Notes: 8.700%

Maturity:	2014 Notes: March 15, 2014
2019 Notes: March 15, 2019

Offering Price:	2014 Notes: 99.700% of principal amount
2019 Notes: 99.685% of principal amount

Yield to Maturity:	2014 Notes: 7.697%
2019 Notes: 8.747%

Spread to Benchmark Treasury:	2014 Notes: + 587.5 bps
2019 Notes: + 587.5 bps

Benchmark Treasury:	2014 Notes: UST 1.875% due February 28, 2014
2019 Notes: UST 2.750% due February 15, 2019

Benchmark Yield:	UST 1.875% due February 28, 2014 : 1.822%
UST 2.750% due February 15, 2019 : 2.872%

Ratings:	Baa3/BBB- (Stable/Stable)

Interest Payment Dates:	Semi-annually on each March 15th and September 15th, commencing September 15, 2009 on both tranches

Optional Redemption:	Make whole call @ T+50 bps at anytime on both tranches

Trade Date:	March 2, 2009

Settlement Date:	(T+3) March 5, 2009

CUSIP:	2014 Notes: 032511BD8
2019 Notes: 032511BC0

ISIN:	2014 Notes: US032511BD82
2019 Notes: US032511BC00

Joint Bookrunners:	J.P. Morgan
UBS Investment Bank
Credit Suisse

Senior Co-Managers:	Banc of America Securities LLC
Citi
Deutsche Bank Securities
Morgan Stanley
RBS Greenwich Capital
Wells Fargo Securities

Junior Co-Managers:	Barclays Capital
DnB NOR Markets
Goldman, Sachs & Co.
Scotia Capital
SOCIETE GENERALE

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or UBS Securities LLC at (877) 827-6444, ext. 561-3884.

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